Nelnet Reports First Quarter 2019 Results

LINCOLN, Neb., May 8, 2019 - Nelnet (NYSE: NNI) today reported GAAP net income of $41.6 million, or $1.03 per share, for the first quarter of 2019, compared with GAAP net income of $113.9 million, or $2.78 per share, for the same period a year ago.

The decrease in GAAP net income for the three months ended March 31, 2019, compared with the same period in 2018, was due primarily to the recognition of a net loss in 2019, compared with a net gain in 2018, related to changes in the fair values of derivative instruments that do not qualify for hedge accounting. In addition, during the first quarter of 2018, the company recognized unrealized gains of $6.7 million ($5.1 million after tax, or $0.12 per share) due to the changes in fair value of certain equity securities.

Net income, excluding derivative market value adjustments, was $64.8 million, or $1.61 per share, for the first quarter of 2019, compared with $68.3 million, or $1.67 per share, for the same period in 2018. For additional information on these non-GAAP metrics, including reconciliations to GAAP net income, see "Non-GAAP Performance Measures" below.

"We are excited by our start to 2019 and the strong revenue growth from our loan servicing, education technology and payment processing, and communications businesses," said Jeff Noordhoek, Chief Executive Officer of Nelnet. "We are focused on continuing our strong momentum by providing superior customer experiences and pursuing opportunities for revenue diversification and growth that will result in long-term success."

Nelnet operates four primary business segments, earning interest income on loans in its Asset Generation and Management segment and fee-based revenue in its Loan Servicing and Systems; Education Technology, Services, and Payment Processing; and Communications segments.

Asset Generation and Management

For the first quarter of 2019, Nelnet reported net interest income of $58.8 million, compared with $67.3 million for the same period a year ago. Net interest income included $10.4 million and $17.2 million of fixed rate floor income in the first quarter of 2019 and 2018, respectively. The company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. The company recognized income from derivative settlements of $19.0 million during the first quarter of 2019, compared with income of $6.8 million for the same period in 2018. Derivative settlements for each applicable period should be evaluated with the company's net interest income. Net interest income and derivative settlements totaled $77.8 million and $74.1 million in the first quarter of 2019 and 2018, respectively.

The company's average balance of loans in the first quarter of 2019 was $22.3 billion, compared to $21.9 billion for the same period in 2018. Core loan spread, which includes the impact of derivative settlements, increased to 1.30 percent for the quarter ended March 31, 2019, compared with 1.29 percent for the same period in 2018.

Provision for loan losses was $7.0 million and $4.0 million for the three months ended March 31, 2019 and 2018, respectively. For federally insured loans, the provision for loan losses was $2.0 million for each of the three months ended March 31, 2019 and 2018. Provision for loan losses for consumer loans increased to $5.0 million for the three months ended March 31, 2019 compared with $2.0 million for the same period in 2018 as a result of additional consumer loan purchases.
Loan Servicing and Systems

On February 7, 2018, the company acquired Great Lakes Educational Loan Services, Inc. (Great Lakes). The operating results of Great Lakes are included in the company's Loan Servicing and Systems segment from the date of acquisition.

Revenue from the Loan Servicing and Systems segment was $114.9 million for the first quarter of 2019, compared with $100.1 million for the same period in 2018. As of March 31, 2019, the company (including Great Lakes) was servicing $472.1 billion in government-owned, Federal Family Education Loan (FFEL) Program, private education, and consumer loans, compared with $470.8 billion of loans serviced by the company as of March 31, 2018.

Nelnet Servicing, LLC (Nelnet Servicing) and Great Lakes are two companies that have student loan servicing contracts awarded by the U.S. Department of Education's Office of Federal Student Aid (the Department) in June 2009 to provide servicing for loans owned by the Department. As of March 31, 2019, Nelnet Servicing was servicing $183.1 billion of student loans for 5.7 million borrowers under its contract, and Great Lakes was servicing $237.1 billion of student loans for 7.4 million borrowers under its contract. The servicing contracts with the Department currently provide for expiration on June 16, 2019.

On April 24, 2019, Nelnet Servicing and Great Lakes received correspondence from the Department indicating its intent to exercise a six-month extension of the current servicing contracts, from June 16, 2019 to December 15, 2019. The correspondence served only as a non-binding notice of intent, and any formal extension of the contracts will occur only upon a signed modification to the contracts.
The Department has a new federal student loan servicing contract procurement process in progress. On April 1, 2019, the company responded to one of three components of the servicing contract procurement. Nelnet is part of teams that currently intend to respond to the two remaining components of the procurement.

Education Technology, Services, and Payment Processing

On November 20, 2018, the company acquired Tuition Management Systems (TMS), a services company that offers tuition payment plans, billing services, payment technology solutions, and refund management to educational institutions. The TMS acquisition added 380 higher education schools and 170 K-12 schools to the company’s customer base. The results of TMS’ operations are reported in the company’s consolidated financial statements from the date of acquisition.
For the first quarter of 2019, revenue from the Education Technology, Services, and Payment Processing operating segment was $79.2 million, an increase of $18.9 million, or 31 percent, from the same period in 2018. The increase in revenue was due to the acquisition of TMS; growth in managed tuition payment plans, campus commerce customer transactions, and payments volume; and an increase in the number of customers using the operating segment's education and technology services.

In October 2018, the company terminated its investment in a proprietary payment processing platform. These expense reductions increased before tax operating margin for the three months ended March 31, 2019 to 43.0 percent, compared with 37.8 percent for the same period of 2018. This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

Revenue from ALLO Communications was $14.5 million for the first quarter of 2019, compared with $9.2 million for the same period in 2018. The number of households served as of March 31, 2019, was 40,338, an increase of 16,797, or 71 percent, from the number of households served as of March 31, 2018.

ALLO began providing services in Lincoln, Nebraska in September 2016, as part of a multi-year project to pass substantially all commercial and residential properties in the community. As of the end of the first quarter of 2019, the build-out of the Lincoln community was substantially complete. In 2018, ALLO began to provide its services in Fort Morgan, Colorado, and Hastings, Nebraska, increasing households in current markets to 152,840, of which 127,253 are passed by ALLO's existing communications network as of March 31, 2019. ALLO plans to continue to increase market share and revenue in its existing markets and is currently evaluating opportunities to expand to other communities in the Midwest.

ALLO incurred capital expenditures of $12.0 million during the three months ended March 31, 2019. The company currently anticipates total network expenditures for the remainder of 2019 will be approximately $40.0 million; however, the amount of capital expenditures could change based on customer demand for ALLO's services.

For the first quarter of 2019, ALLO recognized a net loss of $4.8 million, compared with a net loss of $7.0 million for the same period in 2018. The decrease in ALLO's net loss in 2019 as compared to 2018 was primarily due to a decrease in interest expense. ALLO recognized $2.5 million of interest expense to Nelnet, Inc. (parent company) during the three-month period ended March 31, 2018. Subsequent to October 1, 2018, ALLO will not report interest expense in its income statement related to amounts contributed to ALLO from Nelnet, Inc. due to a recapitalization of ALLO. The company anticipates this operating segment will be dilutive to consolidated earnings as it continues to build and add customers to its network in Lincoln, Nebraska and other communities, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs. ALLO's management uses earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA) to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2019, ALLO had positive EBITDA of $1.0 million, compared with negative EBITDA of $1.8 million for the same period in 2018. For additional information on this non-GAAP metric, including a reconciliation to ALLO's GAAP net loss, see "Non-GAAP Performance Measures" below.

Liquidity and Capital Activities

As of March 31, 2019, the company had $74.9 million in cash and cash equivalents and $52.7 million in available-for-sale investments, consisting primarily of student loan asset-backed securities. The company also has a $382.5 million unsecured line of credit. As of March 31, 2019, $320.0 million was outstanding on the line of credit and $62.5 million was available for future use.
The company paid cash dividends of $7.2 million, or $0.18 per share, during the first quarter of 2019.

During the first quarter of 2019, the company repurchased 301,327 shares of Class A common stock for $16.4 million, or $54.29 per share. Certain of these purchases were made pursuant to a trading plan adopted by the company in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. As of March 31, 2019, 2,028,025 shares remained authorized for repurchase under the company's stock repurchase program.

The company intends to use its liquidity position to capitalize on market opportunities, including: FFEL Program, private education, and consumer loan acquisitions; strategic acquisitions and investments; expansion of ALLO's communications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

Board of Directors Declares Second Quarter Dividend and Authorizes New Stock Repurchase Program

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.18 per share. The dividend will be paid on June 14, 2019 to shareholders of record at the close of business on May 31, 2019.

In addition, the Board of Directors has authorized a new stock repurchase program to repurchase up to five million shares of the company's Class A common stock during the three-year period ending May 7, 2022. The five million shares authorized under the new program include the remaining unrepurchased shares from the prior program, which was set to expire on May 25, 2019 and the new program replaces. Shares may be repurchased under the new program from time to time in the open market or private transactions, and the timing and amount of repurchases will depend on market conditions, share prices, trading volumes, and other factors, including compliance with credit agreements and securities laws.
Non-GAAP Performance Measures

The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the company believes providing this additional information is useful to investors, is provided below.

	Three months ended March 31,
	2019	2018
	(dollars in thousands, except share data)
GAAP net income attributable to Nelnet, Inc.	$41,591	113,925
Realized and unrealized derivative market value adjustments	30,574	(60,033)
Net tax effect	(7,338)	14,408
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$64,827	68,300

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.03	2.78
Realized and unrealized derivative market value adjustments	0.76	(1.46)
Net tax effect	(0.18)	0.35
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$1.61	1.67

"Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives that do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms. The tax effects in the preceding table are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.

The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility, primarily due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

A reconciliation of ALLO's GAAP net loss to earnings (loss) before net interest expense, income taxes, depreciation, and amortization (EBITDA), is provided below.

	Three months ended March 31,
	2019	2018
	(dollars in thousands)
Net loss	$(4,810)	(7,040)
Net interest (income) expense	(2)	2,508
Income tax benefit	(1,519)	(2,223)
Depreciation and amortization	7,362	4,921
Earnings (loss) before interest, income taxes, depreciation, and amortization (EBITDA)	$1,031	(1,834)

EBITDA is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The company reports EBITDA for ALLO because the company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words "anticipate," "continue," "expect," "future," "intend," "may," "plan," "scheduled," "will," and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's loan portfolio, such as interest rate basis and repricing risk and changes in levels of student loan repayment or default rates; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of the expected benefits from the acquisition of Great Lakes on February 7, 2018, and the ability to successfully integrate technology, shared services, and other activities and successfully maintain and increase allocated volumes of student loans serviced under existing and any future servicing contracts with the Department, which current contracts accounted for 30 percent of the company's revenue in 2018 and may be extended from June 16, 2019 to

December 15, 2019 (but any such extension is not assured); risks to the company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the risk that the company or company teams may not be successful in obtaining contracts; risks related to the development by the company of a new student loan servicing platform, including risks as to whether the expected benefits from the new platform will be realized; the uncertain nature of expected benefits from FFEL Program, private education, and consumer loan purchases and initiatives to purchase additional FFEL Program, private education, and consumer loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks and uncertainties from changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFEL Program loan interest income and fee-based revenues due to the discontinuation of FFEL Program loan originations in 2010 and the resulting initiatives by the company to adjust to a post-FFEL Program environment; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches; and changes in general economic and credit market conditions, including the availability of any relevant money-market index rate such as LIBOR or the relationship between the relevant money-market index rate and the rate at which the company's assets and liabilities are priced.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2019. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income:
Loan interest	$242,333	244,252	197,723
Investment interest	8,253	8,019	5,134
Total interest income	250,586	252,271	202,857
Interest expense:
Interest on bonds and notes payable	191,770	182,732	135,550
Net interest income	58,816	69,539	67,307
Less provision for loan losses	7,000	5,000	4,000
Net interest income after provision for loan losses	51,816	64,539	63,307
Other income:
Loan servicing and systems revenue	114,898	112,761	100,141
Education technology, services, and payment processing revenue	79,159	54,589	60,221
Communications revenue	14,543	13,326	9,189
Other income	9,067	9,998	18,557
Derivative market value adjustments and derivative settlements, net	(11,539)	(29,843)	66,799
Total other income	206,128	160,831	254,907
Cost of services:
Cost to provide education technology, services, and payment processing services	21,059	15,479	13,683
Cost to provide communications services	4,759	5,033	3,717
Total cost of services	25,818	20,512	17,400
Operating expenses:
Salaries and benefits	111,059	114,247	96,643
Depreciation and amortization	24,213	23,953	18,457
Loan servicing fees to third parties	2,893	2,631	3,136
Other expenses	40,923	46,952	33,417
Total operating expenses	179,088	187,783	151,653
Income before income taxes	53,038	17,075	149,161
Income tax (expense) benefit	(11,391)	4,599	(35,976)
Net income	41,647	21,674	113,185
Net (income) loss attributable to noncontrolling interests	(56)	(48)	740
Net income attributable to Nelnet, Inc.	$41,591	21,626	113,925
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.03	0.53	2.78
Weighted average common shares outstanding - basic and diluted	40,373,295	40,810,636	40,950,528

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2019	December 31, 2018	March 31, 2018
Assets:
Loans receivable, net	$21,946,153	22,377,142	21,562,030
Cash, cash equivalents, investments, and notes receivable	305,393	370,717	327,712
Restricted cash	976,744	1,071,044	855,986
Goodwill and intangible assets, net	262,707	271,202	265,648
Other assets	1,230,930	1,130,863	887,026
Total assets	$24,721,927	25,220,968	23,898,402
Liabilities:
Bonds and notes payable	$21,835,723	22,218,740	21,227,349
Other liabilities	555,910	687,449	425,827
Total liabilities	22,391,633	22,906,189	21,653,176
Equity:
Total Nelnet, Inc. shareholders' equity	2,325,996	2,304,464	2,235,753
Noncontrolling interests	4,298	10,315	9,473
Total equity	2,330,294	2,314,779	2,245,226
Total liabilities and equity	$24,721,927	25,220,968	23,898,402
Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.